UNITED STATES

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LATTICE SEMICONDUCTOR CORPORATION

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Response to ISS ‘Say on Pay’ Recommendation April 21, 2021

Market Capitalization ($M) GAAP Earnings Per Share Non-GAAP Earnings Per Share** New Executive Team Creates Shareholder Value* *New executive team engaged between Sept 2018 to Jan 2019. **Non-GAAP Earnings Per Share and Non-GAAP Operating Income are non-GAAP financial measures. See appendix for a reconciliation to the most comparable GAAP measure. GAAP Operating Income Non-GAAP Operating Income**

ISS Analysis Acknowledges Correlation of Lattice Pay Versus Performance ISS Report The ISS Proxy Analysis & Benchmark Policy Voting Recommendations prepared based on Lattice’s 2021 proxy statement do not dispute Lattice’s performance ISS shows alignment between Lattice’s executive compensation and Lattice’s three-year annualized performance ISS analysis of Lattice’s CEO compensation shows it is aligned with ISS peers at 1.18x the median ISS notes that Overall Quantitative Concern about Lattice’s executive compensation is Low Glass Lewis Glass Lewis also acknowledges the alignment of pay practices and performance and recommended an Affirmative vote on Lattice’s Say-on-Pay proposal

Summary of Changes to Long-Term Executive Incentive Awards In February 2020, the Lattice board moved to lengthen the performance period of long-term executive incentives to be more aligned with long-term shareholder value creation The performance period for vesting of Relative Total Shareholder Return Performance Stock Units (“rTSR PRSUs”) was changed from consecutive 1-year performance periods to longer periods of 2 to 3 years, measured from the grant date This change was made to ensure that the executive team would be focused on long-term value creation for Lattice’s shareholders and to be more consistent with industry practice The shift to longer performance periods was made for both new and existing grants Specifically, the board modified the rTSR awards so that the performance measurement structure by tracking the starting value to the grant date instead of resetting the starting value for each tranche of an award. Under the pre-change structure, if Lattice’s performance was weak during the first performance period, that weak performance would be the starting point for measuring future performance. Under the post-change structure, the starting point for measurement is always based on the original grant date. The Compensation Committee believed that this change would provide better alignment with long-term shareholder value creation by not allowing for a reset of the starting point for measuring performance

Lattice Response to ISS ‘Say on Pay’ Recommendation ISS Position Lattice Position ISS states: Increasing the performance period for new grants represents a positive change to the pay program. Lattice agrees that increasing the performance period is positive for shareholders as it ensures the executive team is focused on long-term shareholder value creation and is more consistent with industry practice ISS states: The company adjusted the performance periods of outstanding performance-based awards which resulted in the awards being paid out at maximum. This is not correct. Lattice’s performance would have resulted in the same payout under both the pre-change and post-change structure, as shown in the appendix. The change was immaterial because both methods generated the same payouts. ISS states: Support for the company’s Say-on-Pay proposal is not warranted. Lattice disagrees. The ISS recommendation is based on an incorrect assumption that fails to consider the superior Lattice shareholder value creation documented in the ISS report. From 2017 to 2020, with the engagement of a new management team, Lattice’s market capitalization increased by 799%.

Summary of Lattice Response to ISS ‘Say on Pay’ Recommendation Lattice respectfully submits that its compensation practices have aligned the interests of its executives with its shareholders Lattice is focused on long-term shareholder value creation. The dramatic improvement in Lattice’s market capitalization (799% increase), non-GAAP earnings per share** (527% increase), non-GAAP operating income** (194% increase) and cash generation from 2017 to 2020 have been the result of the engagement of a new management team in 2018. Earnings per share increased from $(0.58) to $0.34 and operating income increased from (12.3)% to 12.8% over the same time period. The changes that ISS disagreed with were: (i) designed to be shareholder-friendly through alignment with longer performance periods, and (ii) did not result in any payouts that were greater than what would have been achieved under the pre-change structure We urge our shareholders to support our Say-on-Pay proposal as we continue to focus on long term value creation for our shareholders ** Non-GAAP Earnings Per Share and Non-GAAP Operating Income are non-GAAP financial measures. See appendix for a reconciliation to the most comparable GAAP measure.

Appendix

PRSU Vesting-Sept 4, 2020 - One Year Perf Periods AON Percentile Rank CEO Payout % ELT/ Others Payout % 75th Percentile or Above 250% 200% 50th Percentile 100% 100% 25th Percentile or Below 0% 0% Source: AON

PRSU Vesting-Sept 4, 2020 - Multiple Year Perf Periods AON Percentile Rank CEO Payout % ELT/ Others Payout % 75th Percentile or Above 250% 200% 50th Percentile 100% 100% 25th Percentile or Below 0% 0% Source: AON

2020 2019 2018 2017 GAAP net loss per share - diluted $ 0.35 $ 0.32 (0.21) (0.58) Inventory adjs related to restructured operations - (0.00) 0.06 - Amortization of acquired intangible assets 0.03 0.10 0.14 0.25 Restructuring charges 0.03 0.03 0.13 0.06 Acquisition related charges - - 0.01 0.03 Impairment of acquired intangible assets - (0.00) 0.09 0.26 Stock-based compensation expense 0.30 0.14 0.11 0.10 Gain on sale of building - - - (0.03) Loss on sale of assets and business units - - - 0.02 Non-GAAP earnings per share - diluted $ 0.69 $ 0.59 0.33 0.11 Earnings Per Share GAAP/Non-GAAP Reconciliation We believe that non-GAAP Earnings Per Share provides investors useful information in understanding and evaluating our business because non-GAAP Earnings Per Share is the same information that our management uses, in conjunction with financial measures prepared in accordance with GAAP, as a measure of our operating results, the effectiveness of our business strategy, and in evaluating our financial performance.

(Thousands except percentages) 2020 2019 2018 2017 GAAP (Loss)/Income from Operations $ 52,366 $ 59,041 $ (3,120) $ (47,620) GAAP (Loss)/Income from Operations % 12.8% 14.6% (0.8)% (12.3)% Inventory adjustment related to restructuring operations - (338) 7,829 - Stock-based compensation – gross margin 3,818 1,422 940 788 Amortization of acquired intangible assets 4,449 13,558 17,690 31,340 Restructuring charges 3,937 4,664 17,349 7,196 Acquisition related charges - - 1,531 3,781 Impairment of acquired intangible assets - (1,023) 11,686 32,431 Stock-based compensation – operations 38,324 17,477 12,706 11,755 Gain on sale of building - - - (4,624) Non-GAAP Income from Operations $ 102,894 $ 94,801 $ 66,611 $ 35,047 Non-GAAP Income from Operations % 25.2% 23.5% 16.7% 9.1% Operating Income GAAP/Non-GAAP Reconciliation We believe that non-GAAP Earnings Per Share provides investors useful information in understanding and evaluating our business because non-GAAP Earnings Per Share is the same information that our management uses, in conjunction with financial measures prepared in accordance with GAAP, as a measure of our operating results, the effectiveness of our business strategy, and in evaluating our financial performance.